CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated January 12, 2017, with respect to the audited financial statements of Global Bridge Capital, Inc. (the “Company”) as of August 31, 2016 and the related statement of operations, changes in stockholders' deficit, and cash flows for the period from August 22, 2016 (inception) through August 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 4, 2017